Exhibit 23.4

October 18, 2007

Melco PBL Entertainment (Macau) Limited

The Penthouse, 36th Floor

The Centrium, 60 Wyndham Street

Central, Hong Kong

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Melco PBL Entertainment (Macau) Limited on October 18, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Manuela António
Manuela António
Manuela António Law Office